Exhibit (g)(2)

APPENDIX A TO

CUSTODIAN AGREEMENT BETWEEN

THE BANK OF NEW YORK AND

FIDELITY RUTLAND SQUARE TRUST DATED AS OF JUNE 16th, 2005

(Amended as of September 19, 2007)

The following is a list of the Fund’s Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of June 16th, 2005.

PORTFOLIO	EFFECTIVE AS OF:
PAS Core Income Fund of Funds	September 23, 2007
PAS Income Opportunities Fund of Funds	September 23, 2007
PAS International Fidelity Fund of Funds	February 28, 2007
PAS International Fund of Funds	March 1, 2006
PAS Small Cap Fund of Funds	June 16, 2005
PAS U.S. Opportunity Fidelity Fund of Funds	February 28, 2007
PAS U.S. Opportunity Fund of Funds	December 1, 2006

Notes:

1.	The addition of PAS Core Income Fund of Funds

2.	The addition of PAS Income Opportunities Fund of Funds

FIDELITY RUTLAND SQUARE TRUST,	THE BANK OF NEW YORK
ON BEHALF OF EACH OF ITS PORTFOLIOS

By:/s/Peter Lydecker	By: /s/Bruce L. Baumann
Name: Peter Lydecker	Name: Bruce L. Baumann
Title: Asst. Treasurer	Title: Vice President